EXHIBIT 99.1

COMMONWEALTH EDISON COMPANY

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2008	2007	2008	2007
Operating revenues
Operating revenues	$1,728	$1,757	$4,591	$4,664
Operating revenues from affiliates	1	1	3	4

Total operating revenues	1,729	1,758	4,594	4,668

Operating expenses
Purchased power	655	672	1,605	1,768
Purchased power from affiliate	413	428	1,124	1,138
Operating and maintenance	276	222	718	637
Operating and maintenance from affiliates	41	46	127	141
Depreciation and amortization	119	110	343	327
Taxes other than income	87	87	227	243

Total operating expenses	1,591	1,565	4,144	4,254

Operating income	138	193	450	414

Other income and deductions
Interest expense	(83)	(78)	(261)	(218)
Interest expense to affiliates, net	(4)	(12)	(18)	(41)
Equity in losses of unconsolidated affiliates	(2)	(2)	(7)	(6)
Other, net	3	4	12	10

Total other income and deductions	(86)	(88)	(274)	(255)

Income before income taxes	52	105	176	159
Income taxes	19	40	66	61

Net income	33	65	110	98

Other comprehensive (loss) income, net of income taxes
Change in unrealized gain on cash-flow hedges	—	—	—	4
Unrealized (loss) gain on marketable securities	(1)	—	(3)	1

Other comprehensive (loss) income	(1)	—	(3)	5

Comprehensive income	$32	$65	$107	$103

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2008	2007
Cash flows from operating activities
Net income	$110	$98
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	343	328
Deferred income taxes and amortization of investment tax credits	41	62
Net realized and unrealized mark-to-market transactions	—	(2)
Other non-cash operating activities	197	154
Changes in assets and liabilities:
Accounts receivable	(30)	(148)
Inventories	(3)	7
Accounts payable, accrued expenses and other current liabilities	(60)	76
Receivables from and payables to affiliates, net	53	(134)
Income taxes	83	51
Restricted cash	14	(19)
Pension and non-pension postretirement benefit contributions	(7)	(3)
Other assets and liabilities	(7)	(42)

Net cash flows provided by operating activities	734	428

Cash flows from investing activities
Capital expenditures	(723)	(806)
Other investing activities	13	20

Net cash flows used in investing activities	(710)	(786)

Cash flows from financing activities
Changes in short-term debt	(208)	125
Issuance of long-term debt	1,325	706
Retirement of long-term debt	(760)	(147)
Retirement of long-term debt to financing trusts	(417)	(268)
Contributions from parent	13	—

Net cash flows (used in) provided by financing activities	(47)	416

(Decrease) increase in cash and cash equivalents	(23)	58
Cash and cash equivalents at beginning of period	87	35

Cash and cash equivalents at end of period	$64	$93

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	September 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$64	$87
Restricted cash	1	15
Accounts receivable, net
Customer	741	706
Other	137	203
Inventories, net	75	74
Regulatory assets	90	101
Mark-to-market derivative asset with affiliate	14	13
Deferred income taxes	8	—
Other	42	42

Total current assets	1,172	1,241

Property, plant and equipment, net	11,530	11,127
Deferred debits and other assets
Regulatory assets	530	503
Investments	40	46
Goodwill	2,625	2,625
Receivables from affiliates	1,538	1,908
Mark-to-market derivative asset with affiliate	84	443
Prepaid pension asset	854	875
Other	507	608

Total deferred debits and other assets	6,178	7,008

Total assets	$18,880	$19,376

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	September 30, 2008	December 31, 2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$162	$370
Long-term debt due within one year	17	122
Long-term debt to ComEd Transitional Funding Trust due within one year	12	274
Accounts payable	283	289
Accrued expenses	321	367
Payables to affiliates	134	55
Customer deposits	118	119
Regulatory liabilities	15	17
Deferred income taxes	—	33
Other	59	66

Total current liabilities	1,121	1,712

Long-term debt	4,708	4,023
Long-term debt to financing trusts	206	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,128	2,049
Asset retirement obligations	172	163
Non-pension postretirement benefit obligations	233	185
Regulatory liabilities	2,756	3,447
Other	910	908

Total deferred credits and other liabilities	6,199	6,752

Total liabilities	12,234	12,848

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,981	4,968
Retained earnings (deficit)	79	(29)
Accumulated other comprehensive (loss) income, net	(2)	1

Total shareholders’ equity	6,646	6,528

Total liabilities and shareholders’ equity	$18,880	$19,376

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(In millions)	Common Stock	Other Paid-In Capital	Retained (Deficit) Earnings Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2007	$1,588	$4,968	$(1,639)	$1,610	$1	$6,528
Net income	—	—	110	—	—	110
Allocation of tax benefit from parent	—	13	—	—	—	13
Appropriation of retained earnings for future dividends	—	—	(108)	108	—	—
Adjustment of the adoption of Financial Accounting Standards Board Interpretation No. (FIN) 48	—	—	(2)	—	—	(2)
Other comprehensive loss, net of income taxes of $(2)	—	—	—	—	(3)	(3)

Balance, September 30, 2008	$1,588	$4,981	$(1,639)	$1,718	$(2)	$6,646

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions unless otherwise noted)

1.    Basis of Presentation

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. ComEd’s investments in its subsidiaries, ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust are accounted for under the equity method of accounting. ComEd Financing II was liquidated and dissolved upon repayment of the debt during 2008. All intercompany transactions have been eliminated.

The accompanying consolidated financial statements as of September 30, 2008 and 2007 and for the three and nine months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2007 Consolidated Balance Sheets were taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2007 Annual Report on Form 10-K.

2.    New Accounting Pronouncements

SFAS No. 157

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value for financial accounting and reporting purposes, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or, in the absence of a principal, the most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the applicable asset or liability.

SFAS No. 157 was effective and adopted by ComEd as of January 1, 2008. The provisions of SFAS No. 157 are being applied prospectively. The adoption of SFAS No. 157 has not had a material impact on ComEd’s results of operations, cash flows or financial position in the three and nine months ended September 30, 2008. See Note 12 — Fair Value of Financial Assets and Liabilities for additional information regarding the adoption of SFAS No. 157.

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2), which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. ComEd has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities. The adoption of FSP FAS 157-2 is not expected to have a material impact on ComEd’s results of operations, cash flows or financial position.

The Emergency Economic Stabilization Act of 2008 (the Act) was enacted on October 3, 2008, and requires the SEC to conduct a study on mark-to-market accounting as provided in SFAS No. 157 applicable to financial institutions, including depository institutions. The study will focus on a number of areas, including the advisability and feasibility of modifications to the standard, and alternative accounting standards to those provided in SFAS No. 157. ComEd’s most significant item impacted by mark-to market, and fair value accounting is derivative financial instruments. See Note 6 — Derivative Financial Instruments, and Note 12 — Fair Value of Financial Assets and Liabilities for information regarding these items. ComEd will continue to monitor and evaluate potential impacts of the Act.

FSP FAS 157-3

On October 10, 2008, the FASB issued FSP FAS No. 157-3, “Fair Value Measurements” (FSP FAS 157-3), which clarifies the application of SFAS No. 157 in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of this standard as of September 30, 2008 did not have a material impact on ComEd’s results of operations, cash flows or financial position.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 allows an entity to irrevocably elect fair value for the initial and subsequent measurement of certain financial instruments and other items that are not currently required to be measured at fair value. When the fair value option is elected and a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in results of operations at each subsequent reporting date. Additionally, the transition provisions of SFAS No. 159 permit a one-time election for existing positions at the adoption date, with a cumulative-effect adjustment included in opening retained earnings. All future changes in fair value will be reported in results of operations. ComEd did not elect the fair value option allowed by SFAS No. 159.

FSP FIN 39-1

In April 2007, the FASB issued FSP FASB Interpretation No. (FIN) 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts,” to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 was effective for ComEd as of January 1, 2008. The provisions of FSP FIN 39-1 are not currently applicable to ComEd.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires that changes in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When a change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS No. 160 must be applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which are required to be applied retrospectively for all periods presented. The adoption of SFAS No. 160 will not have a material impact on ComEd’s results of operations, cash flows or financial position; however, it could impact future transactions entered into by ComEd.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for ComEd as of January 1, 2009. As SFAS No. 161 provides only disclosure requirements, the adoption of this standard will not have a material impact on ComEd’s results of operations, cash flows or financial position.

FSP FAS 142-3

In April 2008, the FASB issued FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP FAS 142-3). This pronouncement amends Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), regarding the factors that should be considered in developing the useful lives for intangible assets with renewal or extension provisions. FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements, regardless of whether those arrangements have explicit renewal or extension provisions, when determining the useful life of an intangible asset. In the absence of such experience, an entity shall consider the assumptions that market participants would use about renewal or extension, adjusted for entity-specific factors. FSP FAS 142-3 also requires an entity to disclose information regarding the extent to which the expected future cash flows associated with an intangible asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP FAS 142-3 will be effective for qualifying intangible assets acquired by ComEd on or after January 1, 2009. The application of FSP FAS 142-3 is not expected to have a material impact on ComEd’s results of operations, cash flows or financial position; however, it could impact future transactions entered into by ComEd.

3.    Regulatory Issues

Illinois Settlement Agreement. In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Exelon Generation LLC (Generation), and other utilities and generators in Illinois reached an agreement (Illinois Settlement) with various parties concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Illinois Settlement (Illinois Settlement Legislation) was passed by the Illinois Legislature on July 26, 2007 and was signed into law on August 28, 2007 by the Governor of Illinois. The Illinois Settlement and the Illinois Settlement Legislation provide for the following, among other things:

•

Various Illinois electric utilities, their affiliates, and generators of electricity in Illinois agreed to contribute approximately $1 billion over a period of four years to programs to provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (IPA) created by the Illinois Settlement Legislation. Exelon committed to contributing approximately $800 million to rate relief programs over four years (2007-2010) in addition to approximately $11 million of rate relief credits provided by ComEd from January 1, 2007 through June 14, 2007 under its $64 million rate relief program previously announced. The contributions are recognized in the financial statements of ComEd as rate relief credits are applied to customer bills or as operating expenses associated with the programs are incurred.

ComEd’s Customers’ Affordable Reliable Energy (CARE) initiative was established prior to the consummation of the Illinois Settlement to help mitigate the impacts of electricity rate increases in 2007 on certain customers after the expiration of the retail electric rate freeze transition period in Illinois and includes a variety of energy efficiency, low-income and senior citizen programs.

During the three and nine months ended September 30, 2008, ComEd recognized net costs from contributions pursuant to the Illinois Settlement in its Statements of Operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Credits to customers(a)	$2	$5	$5	$24
Other rate relief programs, including CARE(b)	—	—	4	8

Total costs incurred by ComEd	2	5	9	32
Credits funded by Generation	20	9	116	9

Total credits issued to customers and other rate relief programs	$22	$14	$125	$41

(a)	Recorded as a reduction in operating revenues.
(b)	Recorded as a charge to operating and maintenance expense.

•

Electric utilities are required to include cost-effective energy efficiency resources in their plans to meet incremental annual program energy savings goals of 0.2% of energy delivered to retail customers in the year commencing June 1, 2008, increasing annually to 2% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost-effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the Illinois Commerce Commission (ICC). Failure to comply with the energy efficiency requirements in the Illinois Settlement Legislation would result in ComEd being subject to penalties, including losing control of the programs, and other charges. Pursuant to these requirements, ComEd filed its initial Energy Efficiency and Demand Response Plan with the ICC on November 15, 2007. On February 6, 2008, the ICC issued an order approving substantially all of ComEd’s plan, including cost recovery. This plan began June 1, 2008 and is designed to meet the Illinois Settlement Legislation’s energy efficiency and demand response goals for an initial three-year period, including reductions in delivered energy to all retail customers and in the peak demand of eligible retail customers.

•

The procurement plans developed initially by the electric utilities for the fiscal year beginning June 1, 2008 must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers. As stipulated in the Illinois Settlement Legislation, the IPA is responsible for all procurement plans for annual delivery periods starting in June 2009 and thereafter, and will acquire amounts of renewable energy resources that will cumulatively increase this percentage to at least 10% by June 1, 2015, with a goal of 25% by June 1, 2025, subject to customer rate cap limitations. All goals are subject to rate impact criteria set forth in the Illinois Settlement Legislation. Utilities are allowed to pass through procurement costs of renewable resources. ComEd conducted a request for proposal (RFP) to procure renewable energy credits in late April 2008 to be used for compliance with Illinois’ renewable energy requirements for the period June 2008 through May 2009. Under the ICC-approved RFP, ComEd is procuring approximately $19 million in renewable energy credits for this period. ComEd started recovering these costs through rates in June 2008.

Illinois Procurement Proceedings. In January 2007, ComEd began procuring electricity under supplier forward contracts with various suppliers, including Generation. The supplier forward contracts resulted from an ICC-approved “reverse-auction” competitive bidding process, which permitted ComEd to recover its electricity procurement costs from retail customers without markup. The first procurement auction for ComEd’s entire load occurred in September 2006 and deliveries pursuant to the auction began in January 2007. The energy price that resulted from the first auction was fixed through May 31, 2008, at which time one-third of the auction contracts expired. However, the Illinois Settlement Legislation amended that competitive bidding process. Under the Illinois Settlement Legislation, the IPA, with the oversight of the ICC, will participate in the design of an electricity supply portfolio for ComEd and will administer a competitive process under which ComEd will procure its electricity supply resources for deliveries in the supply period beginning June 2009. In the interim, on December 19, 2007, the ICC approved a plan under which ComEd is procuring power for the period from June 2008 to May 2009. Under this plan, standard block energy purchases, acquired through an ICC-approved RFP, coupled with purchases of energy, capacity and ancillary services in PJM Interconnection, LLC (PJM)-administered markets, are used to replace the portion of the auction contracts that expired on May 31, 2008. The prices resulting from purchases in PJM-administered markets may significantly vary, impacting the total cost to fulfill electricity requirements of ComEd’s customers. In order to mitigate the price risk, a portion of the energy price has been locked in through a financial only hedge with Generation. In early March 2008, ComEd completed its RFP pursuant to that plan and the ICC voted to approve the lowest-cost package of bids received as recommended by the procurement administrator. ComEd’s purchases acquired through the RFP represent approximately 14% of its expected energy needs from June 2008 through May 2009. Approximately 19% of ComEd’s expected energy load for the same period has been hedged with its variable to fixed financial swap with Generation. The ICC-approved prices reflected in the compliance tariff filing following the ICC’s approval of the recent RFP incorporate the applicable PJM Reliability Pricing Model (RPM) capacity prices. As this RFP related to only a portion of ComEd’s load requirement beginning in June 2008, the RPM impacts to overall customer electric rates are not significant. However, as ComEd’s auction contracts expire and a larger portion of power and energy is procured in the future through RFP procurement process, increases in capacity prices associated with RPM capacity auctions are expected to have a more significant impact to customer electric rates.

On September 4, 2008, the IPA submitted its first procurement plan under which ComEd will procure power for the period from June 2009 to May 2010. Interested parties, including ComEd, the Attorney General of Illinois and ICC Staff, submitted comments on the plan. In response to the comments, the IPA filed its revised plan with the ICC on October 20, 2008. If objections to the procurement plan are filed, the ICC will decide whether to hold hearings on the plan. A final plan is expected to be approved in January 2009.

2005 Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (2005 Rate Case). ComEd proposed a revenue increase of $317 million. During 2006, the ICC issued various orders associated with this case, which resulted in a total annual rate increase of $83 million effective January 2007. ComEd and various other parties have appealed the rate order to the courts. ComEd cannot predict the results or the timing of the appeal. In the event the order is ultimately changed, the changes are expected to be prospective.

Original Cost Audit. In connection with the 2005 Rate Case proceeding, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. In December 2007, the consulting firm that completed the audit presented its findings to the ICC staff regarding accounting methodology, documentation and other matters, along with proposed adjustments. The results of the audit were reported in April 2008 to the ICC. The audit report recommended gross plant disallowances of approximately $350 million, before reflecting accumulated depreciation. The basis for the disallowance recommendation on approximately $80 million of the costs was that they were misclassified between ComEd’s distribution and transmission operations; ComEd has already reclassified these costs and they have been reflected correctly in ComEd’s most recent delivery service rate proceeding.

On April 10, 2008, ComEd and the ICC staff reached a stipulation (the stipulation) regarding various portions of contested issues in the Original Cost Audit as well as the 2007 Rate Case and agreed to make various joint recommendations to the ICC in the 2007 Rate Case. On September 10, 2008, the ICC issued an order in the 2007 Rate Case, more fully described below. The ICC order incorporated the joint recommendations made by ICC Staff and ComEd and required ComEd to incur a charge of approximately $19 million (pre-tax) related to various items identified in the Original Cost Audit.

The ICC opened a proceeding on the Original Cost Audit on May 13, 2008. There is no set timeline for resolution of this proceeding. Under the terms of the stipulation the ICC Staff will not advocate that any of the proposed adjustments in the audit report be adopted other than those reflected in the 2007 rate case; however, the stipulation does not preclude other parties to the rate case or to the Original Cost Audit proceeding from taking positions contrary to the stipulation. Although ComEd believes the remainder of the consulting firm’s findings are without merit, the ultimate resolution of the audit could result in a material disallowance and related write-off of a portion of the original cost of ComEd’s delivery system assets after reflecting the appropriate associated accumulated depreciation and deferred income taxes associated with any such disallowances.

2007 Rate Case. On October 17, 2007, ComEd filed a rate case with the ICC for approval to increase its delivery service revenue requirement (2007 Rate Case) by approximately $360 million to reflect increasing operating costs and its continued investment in delivery service assets since rates were last determined. The rate filing was based on a 2006 test year and capital additions projected through the third quarter of 2008.

The filing also included a storm rider and a system modernization rider. The storm rider would allow for the recovery from or return to customers of the actual costs incurred for storm restoration expense activities relative to a baseline amount. The system modernization rider would allow for certain capital projects to be pre-approved by the ICC and reflected in rates on a quarterly basis instead of waiting for the next rate case to obtain approval and begin recovery.

On September 10, 2008, the ICC issued an order in the rate case approving a $274 million increase in the annual revenue requirement, which became effective on September 16, 2008. The order also incorporated the joint recommendations of the ICC Staff and ComEd in the Original Cost Audit stipulation, including projected capital additions through the second quarter of 2008. Additionally, the ICC order required ComEd to record charges during the third quarter associated with fixed asset disallowances of approximately $37 million (pre-tax), partially offset by the establishment of regulatory assets of approximately $13 million (pre-tax), for costs that have been previously expensed by ComEd that will be recovered through rates over the next several years, resulting in a net decrease in operating income of $24 million (pre-tax). The disallowance charges included approximately $19 million (pre-tax) of fixed asset disallowances, based on the Original Cost Audit stipulation, and a charge of $18 million (pre-tax) related to the order’s disallowance of certain fixed asset costs the ICC indicated were not adequately supported.

The ICC did not approve the proposed storm rider, and only provided limited approval of a pilot program associated with the system modernization rider.

ComEd requested a rehearing from the ICC on several issues that were decided adversely. Several other parties also sought rehearing. ComEd cannot predict whether the ICC will grant a rehearing. ComEd also cannot predict whether appeals will be filed, and if so, the results of such appeals.

Transmission Rate Case. On March 1, 2007, ComEd filed a request with the Federal Energy Regulatory Commission (FERC) seeking approval to update its transmission rates and change the manner in which such rates are determined from fixed rates to a formula rate. ComEd also requested incentive rate treatment for certain transmission projects. In June 2007, FERC issued an order that conditionally approved ComEd’s proposal to implement a formula-based transmission rate effective as of May 1, 2007, subject to refund, hearing procedures and conditions. Effective May 1, 2007, PJM began billing customers based on the conditional FERC order.

In October 2007, ComEd made a filing with FERC seeking approval of a settlement agreement reached by most active parties and opposed by no party in the transmission rate proceeding. FERC approved the settlement agreement on January 16, 2008. The settlement agreement establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates and the process for updating the formula rate calculation on an annual basis. The settlement agreement provides for a base return on equity on transmission rate base of 11% plus an adder of 0.5% in recognition of ComEd’s participation in a regional transmission organization, a cap of 58% on the equity component of ComEd’s capital structure, which will decline to 55% by 2011, and a debt-only return based on ComEd’s long-term cost of debt on ComEd’s pension asset. The settlement agreement resulted in a first-year annual transmission network service revenue requirement increase of approximately $93 million, or a $24 million reduction from the revenue requirement conditionally approved by FERC in its June 5, 2007 order. The formula rate will be updated annually to ensure that customers pay the actual costs of providing transmission services. In addition, on January 18, 2008, FERC issued an order on ComEd’s request for rehearing on incentive returns that permitted ComEd to include a 1.5% adder to the return on equity for ComEd’s largest transmission project, thereby resulting in a 13% return on equity for the project. The order also authorizes the inclusion of 100% of construction work in progress in rate base for that project, but rejects incentive treatment for certain other projects requested by ComEd. The cumulative impact of the above items is an annual revenue requirement of approximately $390 million. On February 19, 2008, several parties filed a petition for rehearing of FERC’s January 18, 2008 order. On September 8, 2008, FERC issued an order on rehearing in which it reviewed, and then rejected intervenors’ arguments on granting incentives and confirmed the result of the January 18, 2008 order.

On May 15, 2008, ComEd filed its first annual update filing, which updates ComEd’s formula rate to include actual 2007 expenses and investment plus forecasted 2008 capital additions. The update resulted in a revenue requirement of $456 million, which includes approximately $26 million related to the 2007 true-up for a total increase of approximately $66 million. The new rate will be used by PJM to determine charges for services in the ComEd zone for June 1, 2008 through May 31, 2009. The filing will be reviewed by FERC and intervenors, who have until December 2008 to challenge the calculation of the new rate. ComEd has been reflecting its best estimate of its anticipated approved true-up in the financial statements. As of September 30, 2008, ComEd had a regulatory asset associated with its 2007 true-up and the estimated effect of the 2008 true-up to be filed in May 2009. The regulatory asset, which will be amortized as the associated revenues are received, includes an adjustment for an amount inadvertently recorded in 2007 related to regulatory assets associated with the first-year formula rate true-up. The impact of the regulatory asset adjustment reduced ComEd’s net income by $3 million (after tax) for the nine months ended September 30, 2008.

Competitive Electric Generation Suppliers. Illinois Senate Bill (SB) 1299, which was enacted into law in November 2007, will generally require utilities to purchase receivables through an ICC tariff from competitive electric generation suppliers for power and energy service provided to the utility’s retail customers with a non-coincident peak demand of less than 400 kw. The law expressly provides for the recovery of the reasonable costs associated with the implementation of the law and ongoing costs of purchasing the receivables including the risk of uncollectible accounts.

Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of or across its transmission system and ending within territories of PJM or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The transition rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over the period of December 1, 2004 through March 31, 2006, and were subject to refund, surcharge and hearing. As load-serving entities, ComEd was also required to pay SECA rates during the transitional period based on the benefits it received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges. The administrative law judge (ALJ) issued an Initial Decision on August 10, 2006 finding that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Separately, settlements have been reached by ComEd with various parties. FERC has approved several of these settlements while others are still awaiting FERC approval. Management of ComEd believes that appropriate reserves have been established for the estimated portion of SECA collections that may be required to be refunded. These reserves generally reflect settlements reached to date. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will have a material impact on its results of operations, cash flows, or financial position.

PJM Transmission Rate Design. In July 2006, the ALJ issued an Initial Decision that recommended that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allowed for the potential to phase in rate changes. In April 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing facilities is just and reasonable and should not be changed. That is consistent with ComEd’s position in the case. FERC also held that the costs of new facilities should be allocated under a different rate design. FERC held that the costs of new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that the costs of new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating the costs of new transmission facilities lower than 500 kV. In September 2007, a settlement was reached on most of the issues relating to allocating costs of new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. In the short term, based on new transmission facilities approved by PJM, it is likely that allocating the costs of new 500 kV facilities across PJM will increase costs to ComEd, as compared to the allocation methodology in effect before the FERC order. On May 21, 2007, ComEd filed a request for rehearing of FERC’s April 2007 order. On January 31, 2008, FERC denied rehearing on all issues. Several parties have filed petitions in the United States Court of Appeals for review of the decision. ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates, and thus the rate design changes are not expected to have a material impact on ComEd’s results of operations, cash flows or financial position.

PJM-MISO Regional Rate Design. In August 2007, ComEd and several other transmission owners in PJM and MISO, as directed by a FERC order issued in November 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. On August 22, 2007, additional transmission owners and certain other entities filed protests urging FERC to reject the filing. On September 17, 2007, a complaint was filed at FERC asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all existing and new transmission facilities of 345 kV and above across PJM and MISO. ComEd filed a response in October 2007 stating that FERC should dismiss the complaint without a hearing. On January 31, 2008, FERC denied the complaint. A request for rehearing of these orders has been filed and any decision may then be subject to review in the United States Court of Appeals. ComEd cannot predict the outcome of this litigation.

Authorized Return on Rate Base. In the September 10, 2008 order in the 2007 Rate Case, the ICC authorized a return on ComEd’s distribution rate base using a weighted average debt and equity return of 8.36%, an increase over the 8.01% return previously authorized. As part of the FERC-approved settlement of ComEd’s 2007 transmission rate case discussed above, ComEd’s formula transmission rate currently provides for a weighted average debt and equity return on transmission rate base of 9.37% (exclusive of the incentive ROE on the large project discussed above). The weighted average debt and equity return on transmission rate base will be updated annually in accordance with the formula-based rate calculation discussed above.

Market-Based Rates. ComEd is a public utility for purposes of the Federal Power Act and is required to obtain FERC’s acceptance of rate schedules for wholesale sales of electricity. Currently, ComEd has authority to execute wholesale electricity sales at market-based rates. As is customary with market-based rate schedules, FERC has reserved the right to suspend market-based rate authority on a retroactive basis if it subsequently determines that ComEd or any of its affiliates has violated the terms and conditions of its tariff or the Federal Power Act. FERC is also authorized to order refunds if it finds that the market-based rates are not just and reasonable under the Federal Power Act.

On June 21, 2007, FERC issued a Final Rule on Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities (Order No. 697), which updated and modified the tests that FERC had implemented in 2004. On December 14, 2007, FERC issued an order clarifying some provisions in the Final Rule. On January 14, 2008, ComEd filed an analysis using FERC’s updated screening tests, as required by the Final Rule. The filing demonstrated that under those tests, ComEd should be permitted to continue to sell at market-based rates. On April 4, 2008, FERC requested ComEd to provide additional information. On April 21, 2008, FERC issued an order on rehearing of its June 21, 2007 order (Order No. 697-A), in which FERC largely denied rehearing and affirmed its basic determinations in Order No. 697. On July 17, 2008, FERC issued a further order on rehearing and clarification in which it clarified the meaning of a footnote in Order No. 697-A regarding the calculation of one of the variables used in FERC’s screening tests. On August 15, 2008, ComEd made an updated filing based on the additional information requested by FERC and following FERC’s guidance in its July 17, 2008 order. FERC is not expected to act on the filing until later in 2008. ComEd does not expect that the Final Rule will have a material effect on its results of operations in the short-term. The longer-term impact will depend on the future application by FERC of Order Nos. 697 and 697-A.

On March 12, 2008, and again on September 10, 2008, the ICC intervened in the proceeding on the filing that ComEd made with FERC. The ICC indicated it has no objection to FERC authorizing ComEd and its affiliates to continue making market-based sales; but the ICC argued that existing waivers of FERC’s affiliate transaction rules should no longer apply between ComEd and its affiliates, because ComEd has captive retail customers. ComEd responded to the ICC’s pleading on September 18, 2008, stating that FERC had previously found that ComEd’s customers are not captive and that the facts on which FERC based its previous finding have not changed. If FERC were to adopt the ICC’s position, no wholesale sale of electric energy could be made between ComEd and a market-regulated power sales affiliate, such as Generation, without first receiving FERC authorization for the transaction. ComEd’s management does not believe that there will be a material impact to its results of operations, cash flows or financial position as a result of the resolution of these matters.

4.    Intangible Assets

Goodwill. As of September 30, 2008 and December 31, 2007, ComEd had goodwill of approximately $2.6 billion. Under the provisions of SFAS No. 142, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year.

Other Intangible Assets. Other intangible assets, included in deferred debits and other assets on the balance sheet, consisted of the following as of September 30, 2008 and December 31, 2007:

				Estimated amortization expense
September 30, 2008	Gross	Accumulated Amortization	Net	Remainder of 2008	2009	2010	2011	2012
Chicago settlement – 1999 agreement(a)	$100	$(57)	$43	$1	$3	$3	$3	$3
Chicago settlement – 2003 agreement(b)	62	(20)	42	1	4	4	4	4

Total intangible assets	$162	$(77)	$85	$2	$7	$7	$7	$7

December 31, 2007	Gross	Accumulated Amortization	Net	Estimated amortization expense
				2008	2009	2010	2011	2012
Chicago settlement – 1999 agreement(a)	$100	$(55)	$45	$3	$3	$3	$3	$3
Chicago settlement – 2003 agreement(b)	62	(17)	45	4	4	4	4	4

Total intangible assets	$162	$(72)	$90	$7	$7	$7	$7	$7

(a)	On March 22, 1999, ComEd entered into a settlement agreement with the City of Chicago (City) to end an arbitration proceeding between ComEd and the City regarding the franchise agreement relative to ComEd’s ability to distribute electricity in the City and a supplemental agreement, whereby ComEd agreed to make payments of $25 million to the City each year from 1999 to 2002. The intangible asset recognized as a result of these payments is being amortized ratably over the remaining term of the franchise agreement. The franchise agreement ends in 2020.
(b)	On February 20, 2003, ComEd entered into separate agreements with the City and with Midwest Generation, LLC (Midwest Generation). Under the terms of the settlement agreement with the City, ComEd agreed to pay the City a total of $60 million over a ten-year period, beginning in 2003, and, among other things, be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil plants in 1999, to build a 500 MW generation facility in the City. As required by the settlement, ComEd also made a payment of $2.3 million to a third party on the City’s behalf. The intangible asset recognized as a result of the settlement agreement is being amortized ratably over the remaining term of the franchise agreement.

Pursuant to the agreement discussed above, ComEd received payments of $32 million from Midwest Generation to relieve Midwest Generation’s obligation under the fossil sale agreement to build the generation facility in the City. The payments received by ComEd, which have been recorded in other long term liabilities, are being recognized ratably (approximately $2 million annually) as an offset to amortization expense over the remaining term of the franchise agreement.

ComEd’s amortization expense related to intangible assets was $2 million for the three months ended September 30, 2008 and 2007 and $5 million for the nine months ended September 30, 2008 and 2007.

5.    Debt and Credit Agreements

Short-Term Borrowings

ComEd meets its short-term liquidity requirements primarily through borrowings under its credit facility. As of September 30, 2008, ComEd had access to an unsecured revolving credit facility with an aggregate bank commitment of $952 million. During the third quarter of 2008, ComEd was notified by Lehman Brothers Bank that it would not be able to fund its commitments under ComEd’s credit agreement. The commitment of Lehman Brothers Bank was terminated effective September 30, 2008, and the amount of the credit agreement with Lehman Brothers Bank is not included in the amounts above. Prior to termination, Lehman Brothers Bank’s total commitment within the credit facility was $48 million. ComEd had credit facility borrowings of $162 million and $370 million outstanding at September 30, 2008 and December 31, 2007, respectively. See Note 11 of ComEd’s 2007 Annual Report on Form 10-K for further information regarding the credit facilities.

Issuance of Long-Term Debt

During the nine months ended September 30, 2008, the following long-term debt was issued:

Type	Interest Rate	Maturity	Amount(a)
First Mortgage Bonds	5.80%	March 15, 2018	$700
First Mortgage Bonds	6.45%	January 15, 2038	450

Type	Interest Rate	Maturity	Amount(a)
First Mortgage Bonds(b)	Variable	March 1, 2017	91
First Mortgage Bonds(b)	Variable	March 1, 2020	50
First Mortgage Bonds(b)	Variable	May 1, 2021	50

(a)	Excludes unamortized bond discounts.
(b)	During the second quarter of 2008, ComEd established a letter of credit facility to provide credit enhancement to variable-rate tax exempt bonds. The new facility and letters of credit issued under the new facility will expire by June 27, 2009.

Retirement of Long-Term Debt

During the nine months ended September 30, 2008, the following long-term debt was retired:

Type	Interest Rate	Maturity	Amount
First Mortgage Bonds	3.70%	February 1, 2008	$295
ComEd Transitional Funding Trust	5.74%	December 25, 2008	262
Subordinated Debentures of ComEd Financing II	8.50%	January 15, 2027	155
First Mortgage Bonds	8.00%	May 15, 2008	120
First Mortgage Bonds	Variable	April 15, 2013	100
First Mortgage Bonds	Variable	March 1, 2017	91
First Mortgage Bonds	Variable	March 1, 2020	50
First Mortgage Bonds	Variable	November 1, 2019	42
First Mortgage Bonds	Variable	May 15, 2017	40
First Mortgage Bonds	Variable	January 15, 2014	20
Sinking fund debentures	3.875-4.75%	Various	2

6.    Derivative Financial Instruments

ComEd utilizes derivative instruments to manage exposures to a number of market risks, including changes in interest rates and the impact of market fluctuations in the price of electricity.

Interest-Rate Swaps

ComEd may utilize fixed-to-floating interest-rate swaps, which are typically designated as fair-value hedges, as a means to achieve its targeted levels of variable-rate debt as a percent of total debt. In addition, ComEd may utilize interest-rate derivatives to lock in interest-rate levels in anticipation of future financings, which are typically designated as cash-flow hedges. At September 30, 2008 and December 31, 2007, ComEd did not have any interest rate swaps designated as cash-flow hedges outstanding.

Energy-Related Derivatives

ComEd has entered into certain other derivative instruments that do not qualify or are not designated as hedges under SFAS No. 133. ComEd believes these instruments represent economic hedges that mitigate exposure to fluctuations in commodity prices.

The contracts that ComEd has entered into with Generation and other suppliers as part of the initial ComEd power procurement auction and the recent RFP which is further discussed in Note 3 — Regulatory Issues, qualify for the normal purchases and normal sales exception to SFAS No. 133.

The following table provides a summary of the fair value balances of the derivatives recorded as of September 30, 2008:

	IL Settlement Swap
	September 30, 2008	December 31, 2007
Derivatives
Current Assets	$14	$13
Noncurrent Assets	84	443

Total mark-to-market energy contract assets	98	456

Total mark-to-market energy contract net assets (liabilities)	$98	$456

Illinois Settlement Swap Contract. In order to fulfill a requirement of the Illinois Settlement, ComEd and Generation entered into a five-year financial swap contract effective August 28, 2007, the effect of which is to cause ComEd to pay fixed prices and to cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The contract is to be settled net, for the difference between the fixed and market pricing, and the financial terms only cover energy costs and do not cover capacity or ancillary services. ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the financial swap contract was deemed prudent by the Illinois Settlement Legislation, thereby ensuring ComEd of full cost recovery in rates, the change in fair value each period is recorded by ComEd as a regulatory asset or liability. During the nine months ended September 30, 2008, and the year ended December 31, 2007, ComEd recorded a $358 million decrease and a $456 million increase, respectively, in regulatory liabilities associated with the swap contract.

Cash-Flow Hedges. For the three and nine months ended September 30, 2008, ComEd had no cash flow hedges outstanding. ComEd had no cash-flow hedge activity impact to pre-tax income based on the reclassification from accumulated OCI to results of operations for the three months ended September 30, 2007 and a $6 million pre-tax loss for the nine months ended September 30, 2007.

Other Derivatives. Other derivative contracts are those that do not qualify or are not designated for hedge accounting. These instruments represent economic hedges that mitigate exposure to fluctuations in commodity prices and include financial options, futures, swaps, and forward sales. For the three and nine months ended September 30, 2008 and 2007, the following net pre-tax mark-to-market gains (losses) relating to changes in the fair values of certain purchased power and sale contracts pursuant to SFAS No. 133 were reported in the Consolidated Statements of Operations and in net realized and unrealized mark-to-market transactions in the Consolidated Statements of Cash Flows.

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Unrealized mark-to-market losses	$—	$(2)
Realized mark-to-market gains	1	3

Total net mark-to-market gains	$1	$1

Credit Risk Associated with Derivative Instruments

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

Collateral Provisions of Illinois Contracts. Beginning in 2007, under the Illinois auction rules and the supplier forward contracts that ComEd entered into with counterparty suppliers, including Generation, collateral postings are only one-sided from suppliers. If market prices have fallen below ComEd’s benchmark price levels, ComEd is not required to post collateral; however, when market prices have risen above benchmark price levels with ComEd, counterparty suppliers, including Generation, are required to post collateral once certain credit limits are exceeded. Under the terms of the five-year financial swap contract between ComEd and Generation, there are no immediate collateral provisions on either party. However, the swap contract also provides that: (1) if ComEd is upgraded to investment grade by Moody’s Investor Service or Standard & Poor’s (S&P) and then is later downgraded below investment grade, or (2) if Generation is downgraded below investment grade by Moody’s Investor Service or S&P, collateral postings would be required by the applicable party depending on how market prices compare to the benchmark price levels. As of September 30, 2008, ComEd does not have any cash collateral or letters of credit outstanding to suppliers under any of the above-mentioned contracts.

As of March 19, 2008, ComEd was upgraded to investment grade by S&P, and therefore, the above condition has been satisfied such that if ComEd is later downgraded, it could be subject to collateral requirements depending on market prices at that time. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation under the swap contract. The Illinois Settlement Legislation passed in Illinois during 2007 established a new procurement process that utilizes a pay as bid RFP mechanism in place of the procurement auctions. Generation participated in the 2008 ComEd RFP procurement process. Under the terms of the RFP, collateral postings are required from both ComEd and the counterparty supplier, including Generation, should exposures between market prices and contracted prices exceed established credit thresholds outlined in the agreement. As stipulated in the Illinois legislation as well as the ICC-approved procurement tariff, ComEd is permitted to recover its costs of procuring power and energy plus any prudent costs in arranging and providing for the supply of electric power and energy. Therefore all costs associated with collateral postings are recoverable from retail customers through ComEd’s procurement tariff. See Note 3 — Regulatory Issues for further information.

7.    Retirement Benefits

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. ComEd expects to contribute approximately $53 million to the benefit plans in 2008. The following amounts were included in capital additions and operating and maintenance expense during the three and nine months ended September 30, 2008 and 2007, for ComEd’s, allocated portion of the Exelon-sponsored pension and postretirement benefit plans:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Pension and Postretirement Benefit Costs	$26	$24	$76	$75

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their income in accordance with specified guidelines. ComEd matches a percentage of the employee contributions up to certain limits. The following table presents the matching contributions to the savings plans during the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30
	2008	2007	2008	2007
Savings Plan Matching Contribution	$5	$5	$15	$14

8.    Income Taxes

ComEd’s effective income tax rate for the three and nine months ended September 30, 2008 was 36.5% and 37.5%, respectively, as compared to 38.1% and 38.4% for the three and nine months ended September 30, 2007, respectively. Overall, the effective tax rate remains relatively unchanged; however, ComEd’s income tax expense was reduced in the second quarter of 2008 for an IRS settlement of $4 million, which was offset by an increase in income tax expense of $4 million due to non-deductible interest expense.

    Accounting for Uncertainty in Income Taxes

ComEd has $681 million of unrecognized tax benefits as of September 30, 2008 and uncertain tax positions have not significantly changed since June 30, 2008.

    Other Tax Matters

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions to defer the tax gain on the 1999 sale of its fossil generating assets. As of September 30, 2008 and December 31, 2007, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets with the majority allocated to ComEd and the remainder to Generation. ComEd’s ability to defer the tax liability depends in part on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is ultimately sustained. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale depends on whether its tax characterization of a purchase and leaseback transaction is sustained as an acquisition of replacement property as part of a “like-kind exchange.” ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which, as expected, reflected the full disallowance of the deferral of gain associated with both the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights such that the gain on the sale of the assets was fully subject to tax. The IRS also asserted that the ComEd purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), which the IRS does not respect as the acquisition of an ownership interest in property. Accordingly, the IRS asserted that the sale of the fossil plants followed by the purchase and leaseback does not qualify as a like-kind exchange such that the gain on the sale is fully subject to tax. A SILO is a “listed transaction” that the IRS has identified as a potentially abusive tax shelter under guidance issued in 2005. As a result of its view of the purchase and leaseback as a tax shelter and because it disagrees with ComEd’s position that the sale of the fossil plants resulted from an involuntary conversion, the IRS has asserted penalties for a substantial understatement of tax of approximately $196 million.

As part of a coordinated settlement initiative for SILO and LILO (lease-in, lease-out) transactions, ComEd and 44 other large corporate taxpayers received a settlement offer from the IRS in August 2008. The terms of the offer required a concession of 80% of the deferral on ComEd’s like-kind exchange position. ComEd believes that the settlement offer does not adequately reflect the strength of its position and has rejected the offer. As discussed below, ComEd intends to continue discussing the fossil sale tax positions with IRS Appeals.

ComEd disagrees with the IRS’s disallowance of the deferral of gain and specifically with its characterization of its purchase and leaseback as a SILO. Following the conclusion of the IRS audit, ComEd initiated an administrative appeal with the IRS in an effort to negotiate a settlement of the disputed issues without having to resort to litigation. ComEd and the IRS have agreed to a schedule which could result in a resolution of the administrative appeal within the next 12 months. That resolution could take the form of a negotiated settlement of the disputed issues. Alternatively, either or both parties could conclude that a settlement cannot be reached, in which case the issues would likely be resolved through litigation. In the event ComEd reaches a settlement with the IRS or determines it is necessary to litigate the unsettled issues by filing a suit for refund, it is not expected that any payments of tax or interest would be required before the first quarter of 2010.

ComEd has recorded a liability for unrecognized tax benefits. Additionally, ComEd has accrued interest on these tax positions consistent with the requirements of FIN 48. A fully successful IRS challenge to ComEd’s positions would accelerate income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of September 30, 2008, ComEd’s potential net cash outflow, including tax and interest (after tax), could be as much as $1.0 billion. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $195 million (after tax) related to interest expense. Because ComEd believes it is unlikely that the penalty assertion will be ultimately sustained, ComEd has not recorded a liability for the penalties. However, should the IRS prevail in asserting such penalty, it would result in an after-tax charge of an additional $196 million to ComEd’s results of operations. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, cash flows and financial position, and such impacts could be material. Based on the schedule for the IRS appeal, it is reasonably possible that unrecognized tax benefits associated with the involuntary conversion position and like-kind exchange transaction could change significantly within the next 12 months. It is not possible at this time to predict the amount, if any, of such a change.

Interest on Tax Refunds

During the first quarter of 2008 and after the filing of ComEd’s 2007 Annual Report on Form 10-K, ComEd identified adjustments to be made for amounts recorded in 2007 related to a settlement with the IRS of a research and development claim. Upon further review of the settlement and Exelon’s tax sharing agreements, it was determined that $4 million (after tax) of interest expense recorded in the fourth quarter of 2007 upon finalization of the settlement with the IRS and $2 million of interest recorded through retained earnings in the first quarter of 2007 upon the adoption of FIN 48 was inadvertently recorded at Generation and should have been recorded at ComEd. Management believes these amounts are immaterial individually and in the aggregate to any previously issued financial statements, and also immaterial to expected full year results of operations for 2008. Consequently during the first quarter of 2008, ComEd recorded an increase in interest expense of $4 million (after tax) and a reduction in retained earnings of $2 million.

Tax Sharing Agreement

ComEd is a party to an agreement (Tax Sharing Agreement) with Exelon that provides for the allocation of consolidated tax liabilities and benefits. The Tax Sharing Agreement provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. In addition, any net benefit attributable to the parent is reallocated to the other members. That allocation is treated as a contribution to the capital of the party receiving the benefit. During the third quarter of 2008, ComEd recorded an allocation of Federal tax benefits from Exelon under the Tax Sharing Agreement of $13 million.

9.    Commitments and Contingencies

For information regarding capital commitments at December 31, 2007, see Note 19 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2007 Annual Report on Form 10-K. All significant contingencies are disclosed below.

Energy Commitments

In March 2008, ComEd entered into procurement contracts to enable ComEd to meet a portion of its customers’ electricity requirements for the period from June 2008 to May 2009. See Note 3 — Regulatory Issues for further information. These contracts result in ComEd’s energy commitments of $86 million for the remainder of 2008 and $130 million for 2009.

Commercial and Construction Commitments

ComEd’s commercial and construction commitments as of September 30, 2008, representing commitments potentially triggered by future events, did not change significantly from December 31, 2007, except for the following:

•	Letters of credit increased by $142 million primarily as a result of increased purchases through PJM based on the power procurement process. See Note 3 — Regulatory Issues for more information.

•

In May 2008, ComEd entered into contracts for the procurement of renewable energy credits totaling approximately $19 million, $4 million to be purchased in 2008 and $15 million to be purchased in 2009. As of September 30, 2008, $3 million of renewable energy credits have been purchased. See Note 3 — Regulatory Issues for more information.

Environmental Liabilities

General

ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by them and of property contaminated by hazardous substances generated by them. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties (PRPs), which may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified by ComEd, 21 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site. For most of the sites, the interim agreement contemplated that neither party would pay less than 20% or more than 80% of the final costs for each site. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for the 38 MGP sites. In July 2007, ComEd and Nicor reached an agreement on the allocation of costs for the MGP sites. On January 3, 2008, ComEd and Nicor executed the definitive written agreement. The agreement is contingent upon ICC approval. Through September 30, 2008, ComEd has incurred approximately $124 million associated with remediation work performed at the sites in question. ComEd’s accrual as of September 30, 2008 for these environmental liabilities reflects the cost allocations contemplated in the definitive agreement.

Based on the final order received in ComEd’s 2005 Rate Case, beginning in 2007, ComEd recovers MGP remediation costs from customers, through a rider, subject to periodic reconciliation. Such recovery is reflected as a regulatory asset. See Note 10 — Supplemental Financial Information for further information regarding regulatory assets and liabilities.

During the third quarter 2008, ComEd completed an annual study of its future estimated remediation requirements. The results of this study indicated that additional remediation would be required at certain sites; therefore ComEd increased its reserve and regulatory asset by $21 million.

As of September 30, 2008 and December 31, 2007, ComEd had accrued the following amounts for environmental liabilities:

	As of September 30, 2008	As of December 31, 2007
Portion of Total Related to MGP Investigation and Remediation	$87	$71
Total Environmental Investigation and Remediation Reserve	93	77

ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties, including customers.

Litigation and Regulatory Matters

ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. ComEd will record a receivable if they expect to recover costs for these contingencies. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse impact on ComEd’s results of operations, cash flows or financial position.

Reliability. On July 18, 2008, ComEd self-reported to ReliabilityFirst Corporation, its Regional Entity, that it failed to maintain vegetation clearance on a section of a transmission line, constituting a violation of a North American Electric Reliability Corporation (NERC) reliability standard. ComEd is subject to potential fines for a violation of NERC reliability standards. The ultimate outcome of this matter remains uncertain but ComEd does not believe it would result in a material unfavorable impact to ComEd’s consolidated financial statements.

Income Taxes

See Note 8 — Income Taxes for information regarding ComEd’s income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

10.    Supplemental Financial Information

Supplemental Statement of Operations Information

The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Investment income	$1	$3	$6	$5
Interest income related to uncertain income tax positions under FIN 48	—	—	1	—
Other	2	1	5	5

Other, net	$3	$4	$12	$10

For the three months ended September 30, 2008 and 2007, utility taxes of $69 million and $71 million, respectively, are included in revenues and expenses for ComEd. For the nine months ended September 30, 2008 and 2007, utility taxes of $177 million and $197 million, respectively, are included in revenues and expenses for ComEd.

Supplemental Cash Flow Information

The following tables provide additional information regarding the components of other non-cash operating activities and changes in other assets and liabilities within the Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$76	$75
Equity in losses of unconsolidated affiliates and investments	7	6
Provision for uncollectible accounts	59	31
Amortization of regulatory asset related to debt costs	17	20
Net impact of the 2007 distribution rate case order(a)	22	—
Other	16	22

Total other non-cash operating activities	$197	$154

Changes in other assets and liabilities:
Under/over-recovered energy and transmission costs	$(2)	$(60)
Other noncurrent assets and liabilities	(5)	18

Total changes in other assets and liabilities	$(7)	$(42)

(a)	In September 2008, as a result of the 2007 Rate Case order, ComEd recorded $37 million of fixed asset disallowances; $35 million was recorded as operating and maintenance expense and $2 million was recorded as depreciation expense. In addition, ComEd established regulatory assets totaling approximately $13 million associated with reversing previously incurred expenses deemed recoverable in future rates. See Note 3 — Regulatory Issues for more information.

Supplemental Balance Sheet Information

The following tables provide information about the regulatory assets and liabilities as of September 30, 2008 and December 31, 2007:

September 30, 2008	September 30, 2008	December 31, 2007
Regulatory assets
Deferred income taxes	$15	$14
Debt costs	151	152
Severance	121	137
Conditional asset retirement obligations	112	100
MGP remediation costs	84	66
Rate case costs	15	5
RTO start-up costs	16	—
Procurement case costs	—	3
Other	16	26

Noncurrent regulatory assets	530	503
Under-recovered energy and transmission costs current asset(a)	90	101

Total regulatory assets	$620	$604

Regulatory liabilities
Nuclear decommissioning	$1,536	$1,905
Removal costs	1,130	1,099
Financial swap with Generation(b)	84	443
Energy efficiency and demand response programs(c)	6	—

Noncurrent regulatory liabilities	2,756	3,447
Financial swap with Generation(b)	14	13
Over-recovered energy and transmission costs current liability(a)	1	4

Total regulatory liabilities	$2,771	$3,464

(a)	Over-recovered or under-recovered energy and transmission costs represent purchased power related costs refundable or recoverable under ComEd’s ICC-approved rates. These costs are included in other current liabilities in Exelon’s and ComEd’s Consolidated Balance Sheets. ComEd pays or earns a rate of return on deferred energy and transmission costs. See Note 3 – Regulatory Issues for additional information.
(b)	To fulfill a requirement of the Illinois Settlement, ComEd entered into a five-year financial swap contract with Generation. Since the swap contract was deemed prudent by the Illinois Settlement Legislation, thereby ensuring that ComEd will be entitled to receive full recovery in rates, the changes in fair value each period are recorded by ComEd as a regulatory asset or liability. See Note 3 — Regulatory Issues for additional information.
(c)	As a result of the Illinois Settlement, utilities are allowed recovery of costs for energy efficiency and demand response programs beginning June 1, 2008. See Note 3 — Regulatory Issues for more information.

The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
Property, plant and equipment:
Accumulated depreciation	$1,882	$1,698
Accounts receivable:
Allowance for uncollectible accounts	53	53

11.    Related-Party Transactions

The financial statements of ComEd include related-party transactions as presented in the tables below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues from affiliates
Generation	$—	$—	$1	$2
ComEd Transitional Funding Trust	1	1	2	2

Total operating revenues from affiliates	$1	$1	$3	$4

Purchased power from affiliate
Generation(a)	$413	$428	$1,124	$1,138
Operating and maintenance from affiliates
Exelon Business Services Company, LLC (BSC)(b)	$41	$46	$127	$141
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$1	$6	$6	$21
ComEd Financing II(c)	—	3	2	10
ComEd Financing III	3	3	10	10

Total interest expense to affiliates, net	$4	$12	$18	$41

Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$2	$2	$7	$6
Capitalized costs
BSC(b)	$14	$21	$41	$54

	As of September 30, 2008	As of December 31, 2007
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$17	$15
PECO Energy Company	1	2

Total receivables from affiliates (current)(d)	$18	$17
Prepaid voluntary employee beneficiary association trust(e)	$9	$12

Mark-to-market derivative asset with affiliate (current)
Generation(f)	$14	$13
Investments in affiliates
ComEd Funding LLC(g)	$(19)	$(10)
ComEd Financing II(c)	—	10
ComEd Financing III	6	6

Total investments in affiliates(d)	$(13)	$6

Mark-to-market derivative asset with affiliate (noncurrent)
Generation(f)	$84	$443
Receivable from affiliates (noncurrent)
Generation(h)	$1,536	$1,905
Other	2	3

Total receivable from affiliates (noncurrent)	$1,538	$1,908

Payables to affiliates (current)
Generation(a)(i)(j)	$110	$17
BSC(b)	22	26
ComEd Financing II(c)	—	6
ComEd Financing III	1	4
Other	1	2

Total payables to affiliates (current)	$134	$55

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	$12	$274
ComEd Financing II(c)	—	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$218	$635

(a)	ComEd is procuring electricity from Generation under the supplier forward contract resulting from the reverse-auction procurement process and the RFP contracts discussed in Note 3 — Regulatory Issues. As of September 30, 2008 and December 31, 2007 ComEd had a payable for energy purchases to Generation of $119 million and $60 million, respectively.
(b)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized. Beginning January 1, 2008, certain services previously provided by BSC are performed by ComEd.
(c)	ComEd Financing II was liquidated and dissolved upon repayment of the debt during 2008.
(d)	Receivables from affiliates are included in other current assets. Investments in affiliates are included in other noncurrent assets.
(e)	The voluntary employee benefit association trusts covering active employees are included in Exelon’s operations and are funded by the operating subsidiaries. A prepayment to the active welfare plans has accumulated due to actuarially determined contribution rates, which are the basis for ComEd’s contributions to the plans, being higher than actual claim expense incurred by the plans over time.
(f)	To fulfill a requirement of the Illinois Settlement, ComEd entered into a five-year financial swap with Generation.
(g)	In the fourth quarter of 2008, ComEd expects to fully pay off its long-term debt obligations to the ComEd Transitional Funding Trust (which will retire outstanding transition bonds) and expects to receive its current receivable from the ComEd Transitional Funding Trust. Subsequently in 2008, ComEd Funding LLC expects to liquidate its investment in the ComEd Transitional Funding Trust and ComEd expects to liquidate its investment in ComEd Funding LLC.

(h)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct, whereby, to the extent the assets associated with decommissioning are greater than the applicable asset retirement obligation at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.
(i)	As of September 30, 2008, ComEd had a $4 million payable to Generation associated with the completed portion of the financial swap contract entered into as part of the Illinois Settlement. See Note 3 — Regulatory Issues and Note 6 — Derivative Financial Information for additional information.
(j)	In 2007, ComEd began issuing credits to customers as part of the Illinois Settlement Legislation through rate relief programs. Generation is contributing to a portion of these credits and, therefore, is reimbursing ComEd. As of September 30, 2008, and December 31, 2007, ComEd had a $13 million and $43 million receivable, respectively, from Generation. The majority of the credits will be issued by the end of 2008. See Note 3 — Regulatory Issues for additional information.

12.    Fair Value of Financial Assets and Liabilities

Fair Value of Financial Liabilities Recorded at the Carrying Amount

Fair values for long-term debt are determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves. The carrying amounts and fair values of ComEd’s long-term debt as of September 30, 2008 and December 31, 2007 were as follows:

	September 30, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,725	$4,188	$4,145	$4,126
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	12	12	274	277
Long-term debt to other financing trusts	206	151	361	317

Adoption of SFAS No. 157

Effective January 1, 2008, ComEd partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, ComEd has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities, such as goodwill and asset retirement obligations until January 1, 2009. The partial adoption of SFAS No. 157 did not have a material impact on ComEd’s results of operations, cash flows or financial position.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

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Level 1 — quoted prices (unadjusted) in active markets for identical asset or liabilities that ComEd has the ability to access as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities and exchange-based derivatives.

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Level 2 — inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchanged-based derivatives, mutual funds, money market funds, commingled investments funds not subject to purchase and sale restrictions and fair-value hedges.

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Level 3 — unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds subject to purchase and sale restrictions.

Recurring Fair Value Measurements

The following table presents assets measured and recorded at fair value on ComEd’s Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy as of September 30, 2008:

(In millions)	Level 1	Level 2	Level 3(a)	Balance as of September 30, 2008
Assets
Cash equivalents	$—	$20	$—	$20
Mark-to-market derivative assets	—	—	98	98
Rabbi trust investments	—	39	—	39
Total assets	$—	$59	$98	$157

Liabilities
Deferred compensation obligation	$—	$(8)	$—	$(8)

Total liabilities	$—	$(8)	$—	$(8)

Total net assets	$—	$51	$98	$149

(a)	The Level 3 balance is comprised of the current and noncurrent asset of $14 million and $84 million, respectively, related to the fair value of ComEd’s financial swap contract with Generation.

The following table presents the fair value reconciliation of Level 3 assets measured at fair value on a recurring basis during the three and nine months ended September 30, 2008:

Three Months Ended September 30, 2008 (In millions)	Mark-to-market derivatives
Balance as of June 30, 2008	$774
Total realized / unrealized losses
Included in regulatory liabilities	(676)

Balance as of September 30, 2008	$98

Nine Months Ended September 30, 2008 (In millions)	Mark-to-market derivatives
Balance as of January 1, 2008	$456
Total realized / unrealized gains losses
Included in regulatory liabilities	(358)

Balance as of September 30, 2008	$98

During the three and nine months ended September 30, 2008, ComEd recorded a reduction of purchased power expense of $15 million and $22 million, respectively, for the Level 3 mark-to-market derivative asset measured at fair value on a recurring basis related to ComEd’s financial swap contract with Generation.

Valuation Techniques Used to Determine Fair Value

The following describes the valuation techniques used to measure the fair value of the assets and liabilities shown in the tables above.

Cash Equivalents. ComEd’s cash equivalents include investments with maturities of three months or less when purchased. The cash equivalents shown in the fair value table are comprised of investments in mutual and money market funds. The fair values of the shares of these funds are based on observable market prices. However, since shares of the funds are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.

Rabbi Trust Investments. ComEd’s rabbi trust investments was established to hold assets related to deferred compensation plans existing for certain members of ComEd’s executive management and directors. ComEd’s rabbi trust investments are included in investments in ComEd’s Consolidated Balance Sheets. The rabbi trust investments shown in the fair value table are comprised of mutual and money market funds. The fair values of the shares of these funds are based on observable market prices. However, since the shares of the funds are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.

Mark-to-Market Derivatives. Derivative contracts are traded in both exchange-based and non-exchange-based markets. For non-exchange-based derivatives that trade in less liquid markets with limited pricing information, such as the financial swap contract between ComEd and Generation, model inputs generally would include both observable and unobservable inputs. Such instruments are categorized in Level 3.

Deferred Compensation Obligations. ComEd’s deferred compensation plans allow participants to defer certain cash compensation into a notional investment account. ComEd includes such plans in other current and noncurrent liabilities in its Consolidated Balance Sheets. The value of ComEd’s deferred compensation obligations is based on the market value of the participants’ notional investment accounts. The notional investments are comprised primarily of mutual funds, which are based on observable market prices. However, since the mutual funds are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.